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                                                                EXHIBIT 4

                           CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                     SERIES A SEVEN PERCENT (7%) CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                       AMERICAN PRECISION INDUSTRIES INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                                     OF THE
                                STATE OF DELAWARE

                  We, John M. Murray, Vice President-Finance and Treasurer, and James J. Tanous, Secretary, of American Precision Industries Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Board of Directors on July 2, 1997, adopted the following resolution creating a series of 20,000 shares of Preferred Stock designated as Series A Seven Percent (7%) Cumulative Convertible Preferred Stock:

                  RESOLVED, that as required by Section 151(g) of the Delaware General Corporation Law and as authorized by Article IV of the Corporation's Restated Certificate of Incorporation, this Board of Directors hereby designates all shares, $50.00 par value per share, of the preferred stock authorized in
Article IV of the Corporation's Restated Certificate of Incorporation as "Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50.00 par value" (hereinafter referred to as the "Series A Preferred Stock"); and this Board of Directors hereby fixes the number of shares in that Series at 20,000, and the dividend rate per annum, the redemption features, the terms and conditions on which those shares may be converted, and the other rights, preferences and limitations pertaining to those shares as set forth in this Certificate of Designation; and the officers of the Corporation are hereby authorized and directed to file this Certificate of Designation with the Secretary of State of Delaware.

                  The terms of the Series A Preferred Stock are as follows:

                  Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Seven Percent (7%) Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 20,000.

                  Section 2. LIQUIDATION VALUE. The liquidation value of the Series A Preferred Stock shall be $1,057.8125 per share ("Series A Liquidation Value").

                  Section 3. EXCHANGE RIGHTS AND OBLIGATIONS. The holders of the Series A Preferred Stock shall have the right and obligation to promptly exchange all of such shares


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for one million (1,000,000) shares of Series B Seven Percent (7%) Cumulative
Convertible Preferred Stock, $50.00 par value per share, upon receipt of written notification from the Corporation that the Corporation's Restated Certificate of Incorporation has been duly amended, with the approval of the Corporation's Board of Directors and shareholders, to authorize such Series B Seven Percent (7%) Cumulative Convertible Preferred Stock and that the certificate of amendment of the Corporation's Restated Certificate of Incorporation authorizing such Series B Seven (7%) Cumulative Convertible Preferred Stock has been duly filed with the Secretary of State of the State of Delaware. Such written notification that the Restated Certificate of Incorporation has been so amended and filed is hereinafter referred to as the "Notification of Amendment of Certificate of Incorporation."

                  Section 4. REDEMPTION OF SERIES A PREFERRED STOCK.

                          (A) OPTIONAL REDEMPTION. After the holders of the
Series A Preferred Stock have received the Notification of Amendment of Certificate of Incorporation, the Corporation, at the option of the Board of Directors, may redeem all or any part of the Series A Preferred Stock at any time outstanding, at any time or from time to time, upon written notice duly given pursuant to subsection 4(B), for an amount per share to be redeemed equal to the sum of the Series A Liquidation Value and an amount computed at the annual rate of seven percent (7%) of the Series A Liquidation Value per annum per share from and after the date on which dividends on such share became cumulative to and including the date fixed for such redemption, less the aggregate of the dividends paid during the same period, but computed without interest ("Redemption Price"). Notwithstanding the receipt of any notice pursuant to subsection 4(B), the holders of Series A Preferred Stock shall have the right to convert their shares of Series A Preferred Stock as set forth in
Section 7 below.

                          (B) NOTICE OF REDEMPTION. Notice of any redemption
("Redemption Notice") of Series A Preferred Stock shall be mailed at least forty-five (45) calendar days prior to the date fixed for such redemption to the holders of record of shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In case of redemption of only a part of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected in such manner as the Board of Directors may determine, whether by lot or by pro rata redemption or by selection of particular shares, and the proceedings and actions of the Board of Directors in making such selection shall not be subject to attack except for fraud. The Redemption Notice shall state (i) the date of redemption; (ii) the Redemption Price; and (iii) the place of payment.

                  Section 5. DIVIDENDS AND DISTRIBUTIONS. The holders of the Series A Preferred Stock shall be entitled to receive cumulative cash dividends at the rate of seven percent (7%) of the Series A Liquidation Value (as defined above in Section 2) per share per annum, and no more, with such dividends accruing and becoming cumulative on and after January 1, 1999 and payable on the first days of January, April, July and October, commencing April 1, 1999. The cumulative cash dividends shall be paid when and as declared by the Board of Directors of the Corporation, but only out of surplus legally available for the payment of dividends. Such dividends shall be payable before any

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dividends (other than a stock dividend in shares of the same class of stock) on any class of common stock shall be paid or set apart for payment. Dividends shall be cumulative from and after January 1, 1999, and any arrearages in payment shall not bear interest.

                  Section 6. VOTING RIGHTS.

                             (A) Subject to the limitations contained below, the
holders of Series A Preferred Stock shall vote as a class on the following transactions that shall be submitted to the holders of Series A Preferred Stock for their approval:

                                 (i) the merger or consolidation of the Corporation with or into another corporation or a partnership, trust or other entity;

                                 (ii) the sale of all or substantially all of the assets of the Corporation;

                                 (iii)      the dissolution of the Corporation;

                                 (iv) any amendment to the Corporation's Restated Certificate of
                                            Incorporation that would amend,
                                            change, modify or revoke the rights,
                                            preference or limitations applicable
                                            to the Series A Preferred Stock; and

                                 (v)        any other proposal or transaction
                                            that requires the approval of the
                                            holders of Series A Preferred Stock,
                                            voting as a class, under Delaware's
                                            General Corporation Law.

                             In each instance set forth in subsections (i)
through (v) above, the holders of Series A Preferred Stock shall be entitled to one vote for each share of such stock owned of record and the approval of the holders of a majority of the shares of Series A Preferred Stock issued and outstanding and entitled to vote shall be required to adopt such proposal.

                             Notwithstanding the foregoing, the holders of
Series A Preferred Stock shall lose any and all right to vote as a class (except to the extent, if any, that such holders thereafter have the right to vote as a class pursuant to the provisions of Delaware's General Corporation Law) if at any time the total number of issued and outstanding shares of Series A Preferred Stock is less than twenty five percent (25%) of: (i) the number of shares of the Series A Preferred Stock initially issued; or (ii) if the Series A Preferred Stock is subsequently converted into Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, the number of shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock that would have been issued if such Series B stock had been initially issued in lieu of the Series A stock.

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                             (B) In addition to the voting rights granted above,
the holders of Series A Preferred Stock shall be entitled to vote on all matters (except the election of directors and the ratification of the independent public accountants retained by the Corporation to audit its financial statements) submitted for a vote to the holders of the common stock, par value $0.66-2/3 per share, of the Corporation (the "Common Stock"), and in that instance each holder of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which his or her shares of Series A Preferred Stock would be convertible as of the record date for the meeting of shareholders at which such matter will be voted on.

                             (C) If the Corporation shall breach any of its
obligations hereunder or fail to make any exchange, conversion, or payment to which the holder of Series A Preferred Stock is entitled hereunder, or fail to maintain its corporate existence in good standing or continue its normal business operations, or if any bankruptcy, reorganization, insolvency, receivership or other credit proceeding is instituted by or against the Corporation and is not dismissed within sixty (60) calendar days, or if the Corporation makes an assignment for the benefit of creditors, then the holders of Series A Preferred Stock, in addition to all other rights they may have at law or in equity, shall have the right to vote for the election of directors and to exercise all the rights any holder of the Common Stock may have to call a special meeting of the shareholders of the Corporation and to participate in such special meeting and any annual meeting of the shareholders.

                  Section 7. CONVERSION OF SERIES A PREFERRED STOCK.

                             (A) OPTIONAL CONVERSION. Holders of Series A
Preferred Stock shall have the right, at their option, to convert as many shares of Series A Preferred Stock as they choose into the shares of the Corporation's Common Stock, at any time after such shares of Common Stock are authorized and on the terms and conditions set forth below.

                             (B) TERMS OF CONVERSION. The conversion of the
Series A Preferred Stock shall be upon the following terms and conditions:

                                 (i) CONVERSION RATIO. The Series A Preferred
Stock shall be convertible, at the principal office of the Corporation and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be delivered upon conversion shall be determined by the following calculation:

               THE SUM OF THE LV AND UD PER SHARE TIMES CPS = NCS
               --------------------------------------------
                       CP

where LV equals the Series A Liquidation Value per share; UD equals seven percent (7%) of the per share LV per annum from and after the date on which dividends on such share became cumulative to and including the date of conversion less the aggregate of the dividends paid during the same period, computed without interest; CPS equals the number of shares of

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Series A Preferred Stock to be converted; CP equals the conversion price for a share of Common Stock which shall be $17.00 per share as adjusted pursuant to subsection (ii) or (iii) below; and NCS equals the number of shares of Common Stock to be delivered upon conversion.

                             (ii) ADJUSTMENT OF CONVERSION PRICE ON VARIOUS
EVENTS. In case the Corporation at any time shall change its outstanding shares of Common Stock (which, for purposes of this subsection, shall include any other class of common stock) into a greater number of shares or pay in shares of Common Stock a dividend on then outstanding shares of Common Stock or combine or subdivide its outstanding shares of Common Stock into a smaller number of shares or issue or sell shares of Common Stock for less than $17.00 per share (plus or minus previous adjustments), (except for shares reserved or issued pursuant to a bona fide stock option or benefit plan for directors, officers and/or employees of the Corporation); then the Conversion Price for a share of Common Stock shall be adjusted in accordance with the following equation:

                                (A X B) + C= NCP
                                -----------
                                     D

where A equals the number of shares of Common Stock outstanding immediately before the event requiring adjustment; B equals $17.00 per share (plus or minus all previous adjustments); C equals the value of the consideration received by the Corporation for the issuance or sale, requiring adjustments, of shares of Common Stock for less than B; D equals the number of shares of Common Stock outstanding after such event; and NCP equals the new conversion price.

                             (iii) ADJUSTMENTS FOR REORGANIZATIONS,
RECLASSIFICATIONS, MERGERS AND CONSOLIDATIONS. If any reorganization or reclassification of the capital stock of the Corporation, or any merger or consolidation of the Corporation with another corporation, shall be effected, a holder of Series A Preferred Stock shall thereafter be entitled upon the exercise of conversion rights to receive the number and kind of shares of stock, securities or assets which the holder of Series A Preferred Stock would have been entitled to receive in connection with such reorganization, reclassification, merger or consolidation if he or she had been a holder of the number of shares of Common Stock of the Corporation issuable upon the conversion of his or her Series A Preferred Stock immediately prior to the time such reorganization, reclassification, merger or consolidation became effective.

                             (iv) NOTICE OF ADJUSTMENT. Whenever any adjustments
are required pursuant to subsections (ii) and (iii) above, the Corporation shall give the holder of Series A Preferred Stock written notice detailing the method of calculation of such adjustment and the facts requiring the adjustment and upon which the calculation is based.

                             (v) METHOD OF CONVERSION. In order to convert
shares of Series A Preferred Stock into shares of Common Stock, the holder of Series A Preferred Stock shall surrender at any office mentioned above the certificate or certificates therefor,

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duly endorsed to the Corporation or in blank, and give written notice at such office that he or she elects to convert such shares of Series A Preferred Stock which shall be deemed to have been converted as of the date ("Conversion Date") of the surrender of such shares for conversion as provided above, and the holder of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the Conversion Date, the Corporation will deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable on such conversion, together with cash in lieu of any fraction of a share, as hereinafter provided, to the persons entitled to receive the same. In case shares of Series A Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless exercised prior thereto or unless default shall have been made in the payment of the Redemption Price.

                             (vi) FRACTIONAL SHARES. No fractional shares of
Common Stock shall be issued upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable, in an amount equal to the same fraction of the Market Price, as defined below, per share of Common Stock at the close of business on the Conversion Date.

                             (vii) MARKET PRICE. The Market Price per share
shall be (a) if traded on the over-the-counter market, the mean between the closing bid and asked quotations on the Conversion Date, or if no such bid or quotation was made on the Conversion Date, then such bid and quotation on the first date preceding the Conversion Date that such bid and quotation was published, or (b) if traded on a national securities exchange, the closing sale price on the Conversion Date, or if no such sale was made on the Conversion Date, then the closing sale price on the first date preceding the Conversion Date that such sale took place, or (c) if traded on both the over-the-counter market and an exchange, the mean between the prices determined in accordance with clauses (a) and (b) of this sentence.

                             (viii) PARTIAL CONVERSION OF SHARES. In the event
the holders of the Series A Preferred Stock elect to convert only a part of their shares, the Corporation shall deliver new certificates to the holders of the Series A Preferred Stock in an amount equal to the unconverted amount of shares held by the holder of Series A Preferred Stock.

                             (ix) ISSUANCE OF CERTIFICATES. The issuance of new
certificates for shares of Common Stock or Series A Preferred Stock to the holder of Series A Preferred Stock upon conversion shall be without any charge or tax.

                  Section 8. PAYMENT ON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any class of common stock, an amount equal to the Series A Liquidation Value of the stock plus a sum computed at the dividend rate of seven percent (7%) per annum from and after

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the date on which dividends on such shares became cumulative to and including the date fixed for such payment, less the aggregate of the dividends theretofore paid thereon, during the same period, but computed without interest. For the purpose of this Section 8, a consolidation or merger of the Corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

                  Section 9. NO IMPAIRMENT. The Corporation, whether by amendment of its Certificate of Incorporation, or through any reorganization, transfer of its assets, merger, dissolution, issue or sale of securities or any other voluntary actions, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock.

                  Section 10. RESERVATION OF STOCK. The Corporation will at all times keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for the purposes of effectuating the conversion of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock are not sufficient to effect the conversion of all of the outstanding Series A Preferred Stock, then the Corporation shall take such actions as is necessary to increase the authorized but unissued shares of Common Stock to be equal to the number needed for the conversion.

                  IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 2nd day of July 1997.


                                       /s/ John M. Murray
                                       --------------------------------------
                                       Name:  John M. Murray
                                       Title:  Vice President-Finance and
                                                      Treasurer

(Corporate Seal)

ATTEST:

     /s/ James J. Tanous
     ----------------------
     Name:  James J. Tanous
     Title:  Secretary


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